                                                                    EXHIBIT 12.1

                     MERITAGE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

           (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                                              Years ended December 31,
                                                                  2001       2000       1999       1998       1997
                                                                 --------------------------------------------------
Computation of Earnings:

Earnings before income taxes and extraordinary items             83,336     56,762     32,215     30,500     15,199

Add:
     Interest expense, including amortization of
          deferred debt costs                                       348         98         96        490        165
     Interest portion of rent expense(1)                          1,250        804        557        538        593
                                                                 --------------------------------------------------
Earnings, as adjusted                                            84,934     57,664     32,868     31,528     15,957
                                                                 ==================================================

Computation of Fixed Charges:

     Interest expense, including amortization of
          deferred debt costs                                       348         98         96        490        165
     Interest portion of rent expense(1)                          1,250        804        557        538        593
     Capitalized interest                                        16,623     10,626      7,025      3,711      3,679
                                                                 --------------------------------------------------
     Total Fixed Charges                                         18,221     11,528      7,678      4,739      4,437
                                                                 ==================================================

Ratio of Earnings to Fixed Charges:
     Earnings                                                    84,934     57,664     32,868     31,528     15,957
     Fixed charges                                               18,221     11,528      7,678      4,739      4,437
     Ratio                                                         4.66       5.00       4.28       6.65       3.60

Ratio of Earnings to Combined Fixed  Charges and
and Preferred Stock Dividends:
     Earnings                                                    84,934     57,664     32,868     31,528     15,957
     Fixed charges                                               18,221     11,528      7,678      4,739      4,437
     Preferred stock dividends                                       --         --         --         --         --
     Ratio                                                         4.66       5.00       4.28       6.65       3.60

     (1) represents 50% of rental expense